                                                                    Exhibit 12.1


                           Fresenius Medical Care AG
                           (US dollars in thousands)
   Ratio of combined fixed charges and Preference share dividends to earnings



                                        6 Months    6 Months                             December 31,
                                        6/30/01      6/30/00       2000          1999         1998         1997         1996
                                        -------      -------      -------      -------      -------      -------      -------
Earnings
       EBT                              213,419      188,391      404,708     (258,910)     269,437      207,388      144,702
       Fixed Charges                    122,213      123,653      238,843      236,626      236,795      200,895       64,750
       Adjustments                         (876)        (876)      (1,752)        (771)      (1,265)      (1,069)        (851)
       TOTAL EARNINGS                   334,756      311,168      641,799      (23,055)     504,967      407,214      208,601

Fixed Charges
       Interest expense                 114,893      117,210      225,516      226,218      228,182      193,860       61,475
       Capitalized interest                 602          602        1,205          224          221           51          638
       Portion of rent expense-
         interest factor (6%)             6,444        5,567       11,575        9,637        7,348        5,966        2,424
       Other                                274          274          547          547        1,044        1,018          213
       TOTAL FIXED CHARGES              122,213      123,653      238,843      236,626      236,795      200,895       64,750
       Preferred stock dividend
         requirements                        --           --           --           --       11,958       10,771          974
       COMBINED FIXED CHARGES AND
         PREFERENCE SHARE DIVIDENDS     122,213      123,653      238,843      236,626      248,753      211,666       65,724

       RATIO FIXED CHARGES                  0.4          0.4          0.4     (Note 1)          0.5          0.5          0.3



(Note 1)- Earnings were deficient in covering fixed charges by $260 million for the year ended 1999.